Exclusive Licensing Agreement

between
The University of Washington
and
Lumera Corporation

Effectively Dated October 16, 2000

TABLE OF CONTENTS

1.0     Recitals

2.0     Definitions

3.0     Grant

4.0     Sublicensing

5.0     Disclosure of Patents and Technical Information

6.0     Diligence

7.0     Patent Prosecution and Cost Recovery

8.0     Consideration; Licensing Fees, Common Stock and Royalty

9.0     Payment and Reports

10.0   Recordkeeping

11.0   Term and Termination of Agreement; Dispute Resolution

12.0   Notices

13.0   Proprietary Rights

14.0   Patent Marking

15.0   Patent Infringement

16.0   Patent Validity Claims

17.0   Use of Names; Relationship of Parties

18.0   Representations, Warranties, Disclaimer; Assumption of Risk and Release

19.0   Indemnification

20.0   Applicable Laws; Jurisdiction; Venue

21.0   Attorney’s Fees

22.0   Insurance

23.0   Confidential Information

24.0   General

List of Exhibits

Exhibit A      Field of Use

Exhibit B      Description of Invention

Exhibit C      Invention Disclosures, Patent Applications and/or Patents

Exhibit D      University Inventors

Exhibit E       Notices

Exhibit F       Restricted Stock Purchase Agreement

Exhibit G      Voting Agreement

Exhibit H      Electro-Optic Modulator Product Development Schedule

EXCLUSIVE LICENSING AGREEMENT

          This Exclusive Licensing Agreement is entered into by and between the University of Washington (the “University”) and Lumera, Inc., a Washington corporation (the “Licensee”) as of the Effective Date, subject to the following terms and conditions.

1.0     Recitals

          WHEREAS, the University has developed, owns and/or has the right to license certain technology relating to electro-optic polymers and related organic materials and processes;

          WHEREAS, the University desires that the technology be used as soon as possible in the public interest and to this end desires to license the technology to a company capable of commercially exploiting the technology;

          WHEREAS, Licensee desires, for the purpose of commercial exploitation, to acquire a license to certain patent rights in and to the technology and to certain related information;

          WHEREAS, Licensee desires to advance the development of a new class of nonlinear optical (NLO) materials currently under development at the University that appear to offer the potential to enable a range of light modulation components and systems for a variety of optical processing and communications applications;

          WHEREAS, Licensee intends to complement such development with component and device fabrication capabilities and facilities to achieve rapid commercialization of the underlying materials technology; and

          WHEREAS, University and Lumera believe that University research facilities and capabilities can play a role in the further development of this technology, including related systems and applications, and to that end have also entered into a Sponsored Research Agreement in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the University and Licensee do hereby agree as follows:

2.0     Definitions

          Unless the context clearly requires otherwise, the following capitalized terms, used in either the singular or plural, shall be defined as follows:

2.1     “Agreement” means this Exclusive Licensing Agreement, including the exhibits attached hereto, which are incorporated by reference herein.

2.2     “Affiliate” means any corporation, company, or other business entity (including any joint venture, partnership, form of association or otherwise) directly or indirectly controlling, controlled by, or under common control with Licensee.  For purposes of this definition, control of an entity means having the right to direct or to appoint or remove a majority of the members of the entity’s board of directors (or its equivalent) or the entity’s management (including the entity’s president, chairman of the board, or general or managing partner, as applicable), irrespective of whether such right exists by reason of one or more of the following:  (i) contract, agreement, arrangement or understanding; (ii) provisions in the applicable articles, bylaws or other similar governing document; (iii) ownership of or holding rights to vote sufficient numbers of voting shares, securities or other rights entitled to vote for, appoint, or remove; (iv) any applicable law; or (v) otherwise.

2.3     “Confidential Information” has the meaning set forth in Section 23.1 of this Agreement.

2.4     “Effective Date” means October 16, 2000.

2.5     “Electro-Optic Modulator” means an integral device capable of using an electrical signal to modulate a laser light source at high speed commonly employing, but not limited to, a Mach-Zehnder design, examples of which are generally represented (and referenced herein for illustrative purposes only) by the following commercially available products:  Lucent Technologies Part Numbers 2623N, 2623CSA, JDS Uniphase Part Numbers 25150-002280, 25150-002281, DZ150-002282, DZ150-002283, PM-150-080-50-1-1-C2 and SDL Integrated Optics Ltd. Part Numbers IOAP-MOD 9140, 9189, 9201, 9203

2.6     “Field of Use” means the field of use described in Exhibit A attached hereto.

2.7     “First Commercial Use” means the date upon which Net Sales Revenue or Sublicense Fees first occurs.

2.8     “Invention” means the inventions (i) described in Exhibit B attached hereto and (ii) that Licensee may hereafter elect to add to this Agreement by exercise of an option to license pursuant to Section 8 of the Sponsored Research Agreement.

2.9     “Licensed Patents” means the invention disclosures, patent applications, and/or patents (i) described in Exhibit C attached hereto and (ii) that Licensee may hereafter elect to add to this Agreement by exercise of an option to license pursuant to Section 8 of the Sponsored Research Agreement.  Licensed Patents shall also include all patents, reissues, divisionals, continuations, reexaminations and extensions thereof, and subject matter in any continuations-in-part on which claims issuing obtain the benefit of a priority date of any of the foregoing, together with all corresponding foreign patents, extensions, supplemental protection certificates, applications, and related intellectual property rights corresponding thereto now issued or issued during the term of this Agreement and which directly relate to the Invention.

2.10   “License” means the license granted to Licensee under the terms of this Agreement.

2.11   “Licensed Subject Matter” means any subject matter, including but not limited to products and processes, (i) that is covered in whole or in part by any issued, unexpired patent claim or a claim in a pending patent application contained in the Licensed Patents in the country in which said subject matter is made, used, or sold, or (ii) that incorporates any Technical Information.

2.12   “Licensee” means Lumera, Inc., a Washington corporation.

2.13   “Net Sales Revenue” means the gross revenues billed or invoiced by Licensee for sales of Electro-Optic Modulators using or incorporating Licensed Subject Matter and for sales of other Licensed Subject Matter, whether billed or invoiced by Licensee or its Sublicensees, less discounts and allowances given and actually taken and which are customary in Licensee’s trade, other than those which permit a reduction in payment by the customer in exchange for early payment, and less sales and similar taxes actually paid by Licensee on said sales transactions (but not including any taxes assessed on Licensee’s business generally), import and export duties actually paid, and amounts allowed or credited due to returns (not to exceed the original billing or invoice).  Licensed Subject Matter shall be deemed “sold” upon the earlier of billing out, invoicing, or shipping.

2.14   “Party” or “Parties” mean the University and/or Licensee as the context requires.

2.15   “Restricted Stock Purchase Agreement” means the agreement entered into by and between the Parties attached as Exhibit F hereto.

2.16   “Sponsored Research Agreement” means a research agreement entered into by and between the Parties as of the Effective Date of this Agreement.

2.17   “Sublicense” means the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted to a Sublicensee under the Licensed Subject Matter, in whole or in part.  Sublicense shall also include, without limitation, strategic partnerships, affiliations, and marketing collaborations.

2.18   “Sublicensee” means a third party not an Affiliate of Licensee granted a Sublicense pursuant to a bona fide arms length transaction.

2.19   “Sublicense Fees” means all forms of consideration received by Licensee for a Sublicense, including, but not limited to royalties, cash, stock and other valuable non-cash consideration.

2.20   “Technical Information” means Confidential Information –

i.        that is owned by the University or whose use or disclosure is legally controlled by the University, and

ii.        that is in any manner related to any Invention or the Licensed Subject Matter or to the Project as defined in the Sponsored Research Agreement, and

iii.       that is included within one or more of the following:

(a)      a Licensed Patent, as defined herein,

(b)      a disclosure of Technical Information by the University to the Company pursuant to Section 5.3 of this Agreement,

(c)      Research Results, as defined in the Sponsored Research Agreement, including any description of Research Results contained in any report to the Company,

(d)      a report by the University to the Company pursuant to Sections 2.7 or 2.8 of the Sponsored Research Agreement,

(e)      a Disclosure, as defined in the Sponsored Research Agreement, made pursuant to Section 8.1 thereof;

(f)       a disclosure by the University to the Company and identified in writing as Technical Information by the University pursuant to any material transfer, nondisclosure or other similar agreement, document or arrangement between the University and the Company, or

(g)      a disclosure by the University to the Company pursuant to that certain Nondisclosure Agreement among the Parties hereto executed on July 19, 2000 and effectively dated January 1, 2000.

Notwithstanding anything in the foregoing to the contrary, Technical Information shall not in any event include any information to the extent and as of the date:  (x) excluded as Confidential Information under Sections 23.2 or 23.6 of this Agreement, (y) publicly disclosed by the University as a Scholarly Disclosure pursuant to Article 5.0 of the Sponsored Research Agreement, or (z) included within a Licensed Patent upon public disclosure thereof by the University or by any applicable governmental patenting authority.

2.21   “Territory” means the entire world.

2.22   “University of Washington,” “University,” and “UW” all mean the University of Washington, a public institution of higher education and an agency of the State of Washington, having its principal campus located in Seattle, Washington.

2.23   “University Inventors” means (i) the persons described in Exhibit D attached hereto and (ii) any other University Personnel who may participate in the development of Inventions arising from the Sponsored Research Agreement.

2.24   “University Personnel” shall have the same meaning as defined in the Sponsored Research Agreement.

2.25   “Voting Agreement” means the agreement entered into by and between the Parties and others attached as Exhibit G. hereto.

3.0     Grant

3.1     Subject to Licensee’s performance of the terms and conditions of Articles 8.0 and 9.0 of this Agreement and Article 3.0 of the Sponsored Research Agreement, University hereby grants to Licensee for the term of this Agreement, and Licensee accepts, an exclusive, royalty-bearing license, with the right to sublicense, to import, make, have made, use, sell, offer for sale, have sold, and otherwise commercially exploit Licensed Subject Matter within the Field of Use in the Territory.

3.2     The License granted herein is subject to a reserved non-exclusive, non-transferable license in the Field of Use retained by the University to:  (i) publish the general scientific findings from research related to Licensed Subject Matter, subject to the terms regarding publication described in Article 5.0 of the Sponsored Research Agreement; and (ii) use the Licensed Subject Matter only for its own bona fide research, teaching and other educationally-related purposes.

3.3     In the event the University has received or will receive any funding from a funding agency of the U. S. government for research contributing in whole or part to the development of the Licensed Subject Matter, Invention, Licensed Patents, and Technical Information, Licensee understands and agrees that such intellectual property may be subject to the rights and limitations of U.S. Public Laws  96-517 and 98-620, 35 USC §§200-211, and various implementing regulations, including those codified at 37 CFR Part 401, known generally and collectively as the “Bayh-Dole Requirements.”  In such case, the Parties agree to include, where applicable, in any application for a U.S. Patent a statement fully identifying the rights of the U.S. government under the Bayh-Dole Requirements; and Company acknowledges that the University shall be required to grant the U.S. government a worldwide, non-exclusive, royalty-free license for such intellectual property, including the Licensed Patents, notwithstanding anything in this Agreement to the contrary.

4.0     Sublicensing

4.1     During the term of exclusivity of the license granted in this Agreement, Licensee shall have the right to grant Sublicenses to Licensed Patents in the Field of Use, or any part thereof, and for the Territory, or any portion thereof, at royalty rates and with other terms and conditions not less favorable to University than those required of Licensee by this Agreement.

4.2     Licensee agrees to forward to University a copy of any and all fully executed Sublicense agreements pertaining to Licensed Patents within thirty (30) days of the date of execution.

5.0     Disclosure of Patents and Technical Information

5.1     University, within sixty (60) days of the Effective Date, shall provide to Licensee copies of all issued patents and pending patent applications comprising the Licensed Patents as of that date.

5.2     University agrees to provide Licensee with a copy of any future patent application or applications filed by University relating to the Invention.  University acknowledges that such patents and applications may become Licensed Subject Matter as otherwise provided under the terms of this Agreement and the Sponsored Research Agreement.

5.3     University agrees to disclose to Licensee any other Technical Information, not obtained by University under conditions of confidentiality, in University’s possession as of the Effective Date or during the term of this Agreement that University reasonably considers to be necessary or valuable to the commercial exploitation of Licensed Patents.

5.4     Where Technical Information is intended or reasonably expected to be included in a patent application, Licensee agrees to keep such Technical Information received from University and identified by University as confidential under conditions of strict secrecy until the filing and public disclosure of such application and to use the same degree of care Licensee would for its own confidential information, but not less than reasonable care, to protect University’s confidential Technical Information from disclosure to unauthorized third parties.

6.0     Diligence

6.1     Licensee, during the term of this Agreement, shall utilize its best efforts in proceeding with the development, manufacture and sale of commercial products and/or processes incorporating and/or utilizing the Licensed Subject Matter and with other commercial exploitation of the Licensed Subject Matter, and in creating a supply and demand for the Licensed Subject Matter.

6.2     Without limiting the foregoing, Licensee shall:  (i) develop an Electro-Optic Modulator incorporating and/or utilizing Licensed Subject Matter substantially in accord with the schedule attached as Exhibit H hereto, including the milestones specified therein; and (ii) offer for general commercial sale an Electro-Optic Modulator incorporating and/or utilizing Licensed Subject Matter no later than eighteen (18) months after University discloses to and fully enables Company to obtain a sample of a nonlinear electro-optic material suitable for use in a commercially-saleable Electro-Optic Modulator, except that with respect to any such disclosure and enablement in existence on or after June 1, 2001, no later than twelve (12) months after the occurrence of any such disclosure and enablement.

6.3     If Licensee fails to adhere to the diligence obligations set forth in this Agreement, University may terminate this Agreement in accordance with Article 11.0 of this Agreement.

7.0     Patent Prosecution and Cost Recovery

7.1     University or its designee shall have sole control over the filing, prosecution and maintenance of any and all patent applications, whether pending or not yet filed as of the Effective Date of this Agreement, in Licensed Patents, and of the maintenance and other management of any and all issued patents in Licensed Patents.  The Parties agree to use the Seattle, Washington law firm of Christensen, O’Connor, Johnson and Kindness as legal counsel for all patent matters and to change such counsel by mutual agreement.

7.2     University shall keep Licensee informed of the status of any and all patents and patent applications comprising Licensed Patents and shall provide to Licensee timely copies of all correspondence with the United States Patent and Trademark Office (as well as any foreign equivalent bodies), and shall provide Licensee with the opportunity from time to time to advise University on courses of action respecting the filing of new patent applications relating to the Invention, prosecution of patent applications, and management of patents in Licensed Patents, provided University shall have sole authority to prosecute Licensed Patents. If University determines that it will not maintain any of the Licensed Patents, University will provide timely notice to Licensee and shall provide to Licensee reasonable opportunity to maintain such Licensed Patents.

7.3     Licensee agrees to reimburse University for all fees and costs relating to the preparation (including any investigation and analysis directly relating to such preparation), filing, prosecution and maintenance of patent applications, including, without limitation, interferences, oppositions, and reexaminations, and maintenance and defense of patents, in Licensed Patents, whether incurred prior to the execution of this Agreement or during the term of this Agreement.  Such fees and costs shall not include costs incurred by the University in the use of its own resources, such as employee time, and shall not extend to patenting fees and costs incurred by University after termination of this Agreement.  Licensee agrees to pay invoices for such fees and costs submitted by University with thirty (30) days after receipt of any such invoice.  Alternatively, University may instruct its legal counsel to send copies of all invoices related to the Licensed Patents directly to Licensee, and Licensee shall reimburse the invoicer directly as if that invoicer were University.  University shall further instruct its legal counsel to notify University should any such invoice remain unreimbursed for a period of more than thirty days from the date of invoice.  In any country where Licensee fails to pay fees and costs invoiced to Licensee by University within sixty (60) days of the date of such invoice, University may file, prosecute and/or maintain a patent application or patent at its own expense and for its own exclusive benefit, and Licensee thereafter shall not be licensed under such patent or patent application within such country.

8.0     Consideration; Licensing Fees, Common Stock and Royalty

8.1     Licensee agrees to pay to University a one-time, non-refundable, non-creditable license issue fee of Two Hundred Thousand Dollars ($200,000.00) due and payable upon execution of the Research Plan of the Sponsored Research Agreement.

8.2     Licensee will deliver to the University shares of its common stock and perform such other obligations in accordance with the Stock Subscription and Rights Agreement attached hereto as Exhibit F.

8.3     Commencing upon First Commercial Use but in no event later than January 1, 2002, Licensee agrees to pay to University a non-refundable annual license maintenance fee of seventy-five thousand dollars ($75,000) due and payable in four quarterly installments on the schedule specified in Section 9.1 of this Agreement and fully creditable against any royalties payable by Licensee under Section 8.4 of this Agreement.

8.4     Licensee agrees to pay to University an earned royalty calculated as a percentage of Net Sales Revenue during the term of this Agreement in accordance with the following:

8.4.1  With respect to Net Sales Revenue arising from sales of software constituting Licensed Subject Matter, the royalty rate shall be determined in accordance with Section 8.5 of this Agreement.

8.4.2  With respect to Net Sales Revenue arising from sales of Electro-Optic Modulators, the royalty rate shall be determined in accordance with Section 8.5.  [CONFIDENTIAL TREATMENT REQUESTED]

8.4.3  With respect to Net Sales Revenue arising from sales of any Licensed Subject Matter other than as described in subsections 8.4.1 and 8.4.2, the royalty rate shall be determined in accordance with Section 8.5.  [CONFIDENTIAL TREATMENT REQUESTED]

8.4.4  No multiple royalties on Net Sales Revenue shall be payable by Licensee to University more than once on a particular product or process licensed under this Agreement as a result of any Licensed Subject Matter, its manufacture, use, or sale, are or being included within any of the following:  (i) one or more patents (including any invention disclosures and patent applications) constituting Licensed Patents; or (ii) any item of Technical Information (irrespective of whether any such Technical Information is also included as part of a Licensed Patent).  Royalties shall be determined at the component level for sales or similar transfers of items, i.e., if the component or process is used as a component that is part of a larger system, the royalty shall be payable on the component, not the system, unless the Licensed Subject Matter covers the system as a whole.

8.5     Royalties and royalty rates under this Agreement shall be determined in accordance with the following:

8.5.1  Within any applicable ranges set forth in Section 8.4 of this Agreement, the Parties agree to negotiate and determine royalty rates and other factors material to the application of a royalty on a product-by-product basis no later than the first sale or other commercial use of each product incorporating Licensed Subject Matter, except that, with respect to Electro-Optic Modulators, the royalty rate shall be determined no later than September 1, 2001.  [CONFIDENTIAL TREATMENT REQUESTED]  The Parties agree to promptly execute appropriate amendments to this Agreement reflecting all such determinations.

8.5.2  Royalty rates under this Agreement shall be commercially reasonable, taking into account usual and customary commercial factors, including, without limitation, the nature and character of the particular product, the industry within which it will be marketed and sold, Licensee’s anticipated profitability from the particular product sales, and the value added of Licensed Subject Matter to the product, and with respect to Licensed Subject Matter arising from Joint Intellectual Property as defined in the Sponsored Research Agreement, the relative contributions of the Parties to the development of such Joint Intellectual Property.  Determination of the relative contributions of the Parties to the development of such Joint Intellectual Property shall be based on the relative value added by each Party to the commercial value of such Joint Intellectual Property and shall not necessarily be limited to matters disclosed in any Licensed Patent.  Notwithstanding the foregoing, in no event shall royalty rates be inconsistent with any applicable ranges set forth in Section 8.4 of this Agreement.

8.5.3  Licensee agrees to provide timely notice of the planned offering for sale of any product incorporating any Licensed Subject Matter, which notice shall in no event be less than one-hundred twenty (120) days prior to the first sale.  Either Party may at any time request the other Party to meet for the purpose of negotiating a royalty rate with respect to a particular product, including the definition of the product for purposes of calculating the royalty; providing, however, a Party shall not be required to enter into negotiations more than one-hundred twenty (120) days prior to the planned offering for sale of the particular product that is the subject of the requested negotiation.

8.5.4  In the event the Parties are unable to agree on the royalty rate for a particular product after three (3) meetings, either Party may submit the particular matter to binding interest arbitration to be decided by a single arbitrator in Seattle, Washington and administered by the American Arbitration Association.  The arbitrator shall be experienced in conducting interest arbitration proceedings and knowledgeable in matters relating to the marketing and sale of electronic devices in the telecommunications industry, including usual and customary licensing arrangements.  The arbitrator’s authority shall be limited to determining (without issuing either a reasoned opinion or findings of fact):  (i) a commercially reasonable royalty rate in accordance with the requirements set forth in Section 8.4 and subsection 8.5.2 of this Agreement, and (ii) the definition of the particular product to which such royalty shall apply.  The arbitrator shall have no authority to award any damages, costs or attorney fees or to decide any other matter or dispute arising under this Agreement, including without limitation any disputes regarding the validity of the Licensed Patents.  All arbitration proceedings shall be conducted on an informal basis and no rules of evidence shall be applicable to such proceedings, except those as the arbitrator deems appropriate to a speedy and efficient determination.  Prior to commencement of arbitration, each Party shall submit to the arbitrator and exchange with each other in advance of the hearing their last, best offers.  The arbitrator shall be limited to awarding only one or the other of the two figures submitted, providing such figure is within any range applicable to the particular product as specified in Section 8.4 of this Agreement.  Each Party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.  The written decision of the arbitrator shall be binding and final on the Parties and shall not be subject to any judicial or other appeal.  Upon issuance, the arbitrator’s written decision shall be deemed to be incorporated herein and shall, without further action of the Parties, be deemed to be an amendment to this Agreement.

8.6     Licensee agrees to pay to University a percentage of Sublicense Fees, due and payable at the end of each calendar quarter in which such Sublicense Fees are received by Licensee on the schedule specified in Section 9.1 of this Agreement, according to the following:

8.6.1  With respect to Sublicense Fees received by Licensee from the sale of Electro-Optic Modulators by a Sublicensee, Licensee will pay to the University.  [CONFIDENTIAL TREATMENT REQUESTED]

8.6.2  With respect to Sublicense Fees received by Licensee from the sale of software by a Sublicensee, Licensee will pay to the University a commercially reasonable percentage of all such Sublicense Fees determined in accordance with Section 8.5.4 of this Agreement.

8.6.3  With respect to Sublicense Fees received by Licensee other than as described in either subsection 8.6.1 or 8.6.2, Licensee will pay to the University a commercially reasonable percentage of all such Sublicense Fees determined in accordance with Section 8.5.4 of this Agreement, providing, however, that the percentage payable to the University as set forth in subsection 8.6.1 will be presumed to be commercially reasonable for purposes of this subsection 8.6.3 unless the objecting Party can produce clear and convincing evidence to the contrary.

8.6.4  Licensee shall be entitled to a credit for amounts payable to University under Section 8.5 of this Agreement for any amounts of Sublicense Fees allowed or credited by Licensee to a Sublicensee due to returns or similar circumstances (not to exceed the original billing or invoice).

8.7     If Licensee receives consideration in any form other than cash in connection with the use or sale of Licensed Subject Matter, or in connection with the grant of any Sublicense, Licensee shall, in the applicable report pursuant to Article 9 (Payment and Reports) of this Agreement, state the cash value to Licensee of such non-cash consideration.  University may either (a) accept Licensee’s statement of cash value, in which case such stated cash value will be shared with University in accordance with the provisions in Article 8 (Licensing Fees and Royalty) of this Agreement; or (b) elect to have such non-cash consideration appraised by a qualified third party appraiser selected by University and reasonably acceptable to Licensee, in which case the appraised cash value will be shared with University in accordance with the provisions in Section 8.4 of this Agreement.  If the appraised cash value is either more than one-hundred ten percent (110%) of Licensee’s stated value or more than $100,000 over Licensee’s stated value, the Licensee shall pay for the appraisal.  In all other cases, the University shall pay for the appraisal.

8.8     If Licensee receives Sublicense Fees in the form of equity, all provisions of Section 8.6 of this Agreement shall apply, except that University may, at its sole discretion, elect to receive University’s share of such equity as either equity or the cash equivalent of such equity.  If University elects to receive the equity, such equity shall be issued in the name “University of Washington.”

9.0     Payment and Reports

9.1     Licensee shall pay earned royalties to University quarterly within sixty (60) days of March 31, June 30, September 30, and December 31 of each year during the term of this Agreement.  Each such payment shall reflect royalties due with respect to Net Sales Revenue occurring during the preceding calendar quarter.

9.2     With each payment, Licensee shall include a report setting forth such particulars of the business conducted by Licensee and each Sublicensee during the preceding calendar quarter as shall be pertinent to accounting as specified in this Agreement.  The report, for Licensee and each Sublicensee, shall include at least (a) the number of units of Licensed Subject Matter manufactured, used, or sold; (b) gross amounts billed or invoiced for Licensed Subject Matter; (c) names and addresses of any and all Sublicensees; (d) the amount of Sublicense income received; (e) discounts and allowances; and (f) calculation of total amounts due University.

9.3     Until Licensee or any Sublicensees engage in First Commercial Use or other commercial use of Licensed Subject Matter, Licensee shall prepare and submit to University within sixty (60) days of June 30 and December 31 of each year a report regarding the progress of Licensee and any Sublicensee in developing Licensed Subject Matter for commercial exploitation.  Said report shall include such particulars as are necessary to demonstrate compliance with diligence obligations set forth in the Article 6.0 of this Agreement.

9.4     On or before the ninetieth (90th) day following the close of Licensee’s fiscal year, Licensee shall provide University with Licensee’s certified financial statements (or, if available, audited financial statements) for the preceding fiscal year, including, at a minimum, a balance sheet and an operating statement.

9.5     All payments required under this Agreement shall be made in U.S. dollars by check or money order payable to the “University of Washington”, and delivered to the Attention of Fiscal Specialist at the University’s Office of Technology Transfer delivered to the address as specified in this Agreement; or, if so directed in writing by University, in such currency, form, and to such account as University may designate.  If applicable, the rate of exchange to be used in computing the amount of currency equivalent to the United States dollars shall be the rate of exchange as published in the Wall Street Journal on the last business day of the calendar quarter in which the Net Sales Revenue occurred.

9.6     Licensee agrees to pay a late fee for any payment more than ten (10) days overdue University under the terms of this Agreement, which shall be computed as simple interest at the rate of twelve percent (12%) per annum on any such overdue amounts.  The payment of such a late fee shall not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0   Recordkeeping

10.1   Licensee shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder.  Licensee shall keep these records and books for a period of five (5) years following the end of the accounting period to which the information pertains.

10.2   Licensee agrees, at the request of University, to permit one or more accountants selected by University (“Accountant”) and reasonably acceptable to Licensee to have access to Licensee’s records and books of account during ordinary working hours with reasonable notice to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of the Licensee to report or make payment pursuant to the terms of this Agreement.

10.3   The Accountant shall not disclose to University any information relating to the business of Licensee except that which is necessary to inform University of:  (a) the accuracy or inaccuracy of Licensee’s reports and payments; (b) compliance or noncompliance by Licensee with the terms and conditions of this Agreement; and (c) the extent of any inaccuracy or noncompliance.

10.4   Should the Accountant believe there is an inaccuracy in any of the Licensee’s payments or noncompliance by the Licensee with any of such terms and conditions, the Accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

10.5   In the event that Licensee’s royalties calculated for any quarterly period are underreported by more than ten per cent (10%) or by more than $25,000, the costs of any audit and review initiated by University will be borne by Licensee; but, otherwise, University shall bear the costs of any audit initiated by University.

11.0   Term and Termination of Agreement; Dispute Resolution

11.1   The term of this Agreement shall commence on the Effective Date and shall continue until the last of Licensed Patents expires, unless sooner terminated in accordance with the provisions set forth in this Article 11.0 of this Agreement.

11.2   If Licensee breaches any material obligation imposed by this Agreement or fails to cure, within the appropriate cure period, a material obligation of the Sponsored Research Agreement, including without limitation any payment obligation under Section 3.1 of the Sponsored Research Agreement, then University may, at its option, send a written notice that it intends to terminate the license granted by this Agreement.  If Licensee does not cure the breach within sixty (60) days from the notice date, then University shall have the right, without further notice, to immediately terminate this Agreement.

11.3   In no event shall an early termination of the Sponsored Research Agreement by the University pursuant to Section 11.1 of the Sponsored Research Agreement be deemed to be or give rise to a breach of this Agreement.

11.4   This Agreement, and the license granted to Licensee herein, shall terminate immediately in the event that (1) Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, Licensee makes any general assignment for the benefit of its creditors, or Licensee ceases doing business; (2) a petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision, and such filing remains unopposed for a period exceeding thirty (30) business days; or (3) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property.

11.5   Beginning five (5) years after the Effective Date, Licensee shall have the right to terminate this Agreement with or without cause, upon ninety (90) days prior written notice to University.  Notwithstanding the foregoing, Licensee may terminate this Agreement upon ninety (90) days written notice to University upon payment to the University, to the extent not previously paid, of five (5) years of annual maintenance fees as described in Section 8.3 of this Agreement.

11.6   Termination of this Agreement pursuant to Articles 11.2, 11.3, or 11.4 shall terminate all rights and licenses granted to Licensee hereunder.

11.7   Upon termination of this Agreement, any and all existing Sublicense agreements shall be immediately assigned to University and University agrees to keep them in force to the extent that University is capable of performing as a licensor in place of Licensee.

11.8   Termination by University or Licensee under the options set forth in this Agreement shall not relieve Licensee from any obligation to University arising under Article 8 of this Agreement and accruing prior to termination and shall not relieve either party from performing according to any and all other provisions of this Agreement that survive termination.

11.9   In the event that there remain no valid, enforceable, and infringed Licensed Patents covering Licensed Subject Matter, then following termination Licensee and any Sublicensees shall have no further obligation to pay royalties thereon or to account to University therefor.

11.10 The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either Party may have for the enforcement of any and all terms hereof and shall not in any way be interpreted to limit any other legal remedy such Party may have.

11.11 In the event of termination of this Agreement for whatever reason, Articles 18.0 and 19.0 shall survive such termination.

11.12 Prior to commencing any legal action, the Parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.  Either Party may initiate such negotiations by providing written notice to the other Party specifying that this provision of this Agreement is being utilized and setting forth the subject of the dispute and the relief requested.  The Party receiving such notice will respond in writing within five (5) business days with a statement of its position on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority shall meet at a mutually agreeable time and place in Seattle, Washington within ten (10) business days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt in good faith to resolve the dispute.  If the dispute is not resolved by these negotiations, the matter will be submitted to a mutually agreeable and recognized mediation service prior to initiating legal action.  Any such mediation shall be conducted in Seattle, Washington and the costs of the mediation service shall be shared equally by the Parties.

12.0   Notices

12.1   Any notice to a Party provided pursuant to the terms of this Agreement shall be delivered either in person, mailed by registered mail (return receipt requested and postage prepaid), or transmitted by facsimile or electronic mail with operator confirmation, and addressed as indicated in Exhibit 5 attached hereto.

12.2   Notice shall be deemed effective upon the earlier of:  (i) actual delivery to the Party; (ii) five (5) days after the date on which such notice was postmarked within the United States; or (iii) receipt by facsimile or other electronic means with operator confirmation.  All notices given by facsimile or other electronic means shall be immediately followed by delivery in person or delivery by first class mail.

13.0   Proprietary Rights

Licensee will not, by performance under this Agreement, obtain any ownership interest in Licensed Patents or any other proprietary rights or information of University, its officers, inventors, employees, students, or agents.

14.0   Patent Marking

Licensee shall mark, and shall require any sublicensee to mark, any and all material forms of Licensed Subject Matter or packaging pertaining thereto made and sold by Licensee (and/or by its Sublicensees) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of Licensed Patents.  All Licensed Subject Matter shipped to or sold in other countries shall be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

15.0   Patent Infringement

15.1   Each Party shall promptly inform the other Party of any alleged infringement of Licensed Patents by a third party of which that Party is aware and provide any available evidence thereof.

15.2   During the term of exclusivity of the license granted hereunder, Licensee shall have the first right to settle any alleged infringement of Licensed Patents by securing cessation of the infringement, instituting suit against the infringer, or entering into a sublicensing agreement in and to relevant patents in Licensed Patents.  To enjoy said first right, Licensee must notify University of such infringement within ninety (90) days of learning of said infringement and if University notifies Licensee in writing of its intent to initiate litigation on its own behalf, Licensee must initiate bona fide action to settle any alleged infringement within ninety (90) days of such notice.  After Licensee has recovered its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Licensed Patents, University and Licensee shall divide any remaining damages, awards, or settlement proceeds in the following manner:

University   [CONFIDENTIAL TREATMENT REQUESTED]

Licensee     [CONFIDENTIAL TREATMENT REQUESTED]

provided, however, that any payment by an alleged infringer as consideration for the grant of a Sublicense shall be handled according to the payment provisions for Sublicenses set forth in this Agreement.

15.3   In the event Licensee institutes suit against an alleged infringer during the term of exclusivity as provided in this Agreement, then the University may agree to voluntarily participate as a named party at its sole discretion.  Otherwise, the University shall participate as an involuntary plaintiff only if the University is determined by a court to be a necessary or indispensable party, in which case the University agrees to be bound by any final judgment rendered by the court.  Providing, however, the foregoing shall not be interpreted to limit any right of the University to intervene in any such suit within three (3) months of initiation of such lawsuit, and at any time thereafter for good cause, which right is hereby fully reserved.  Unless the University intervenes, the University’s participation in any such suit shall be at Licensee’s sole expense, and University shall at Licensee’s expense for University’s direct associated expenses, fully and promptly cooperate and assist Licensee in connection with any such suit.

15.4   If Licensee fails, within ninety (90) days of the University’s written notice as described in Section 15.2 above, to secure cessation of the infringement, institute suit against the infringer, or provide to University reasonably satisfactory evidence that Licensee is engaged in bona fide negotiation for the acceptance by infringer of a sublicense in and to relevant patents in Licensed Patents, University may then, upon written notice to Licensee, assume full right and responsibility to secure cessation of the infringement, institute suit against the infringer, or secure acceptance of a sublicense from Licensee in and to relevant patents in Licensed Patents, approval for which sublicense Licensee shall not unreasonably withhold.

15.5   If University in accordance with the terms and conditions of this Agreement chooses to institute suit against an alleged infringer, University may bring such suit in its own name (or, if required by law, in its and Licensee’s name) and at its own expense, and Licensee shall, but at University’s expense for Licensee’s direct associated expenses, fully and promptly cooperate and assist University in connection with any such suit.  Any and all damages, awards, or settlement proceeds arising from such a University-initiated action shall be the sole property of the University.

15.6   Neither Licensee nor University shall be obligated under this Agreement to institute a suit against an alleged infringer of the Licensed Patents.

16.0   Patent Validity Claims

16.1   If any claim challenging the validity or enforceability of any Licensed Patents shall be brought against Licensee, Licensee shall promptly notify University.  University, at its option, shall have the right, within thirty (30) days after notification by Licensee of such action, to intervene and take over the sole defense of the claim at University’s expense.

16.2   If Licensee challenges the validity or enforceability of any Licensed Patents, Licensee agrees not to suspend any payments due University until such time as that patent in Licensed Patents is determined to be invalid or unenforceable by final judgment of a court of competent jurisdiction.  During the pendency of any appeal there from, Licensee agrees to deposit any such payments due University into an escrow mutually agreeable to the Parties.  Upon expiration of any period from which no further appeals can be taken in such proceedings, the proceeds of such escrow shall be paid to Licensee if the Licensed Patent at issue is determined to be invalid or unenforceable and shall be paid to University if the Licensed Patent at issue is determined to be valid and enforceable.

17.0   Use of Names; Relationship of Parties

17.1   Each Party agrees that it will not use the name, trademark or other identifier of the other Party for any advertising, promotion, or other commercially related purpose without the express prior written consent of the other Party.  Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a Party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other Party has been obtained, provided that Licensee may state the existence of this Agreement and the fact that both Parties entered into it.  For any use other than the foregoing, Licensee hereby expressly agrees not to use any name, tradename or trademark of the University, including without limitation “University of Washington” or its substantial equivalent, without the prior written approval from University.

17.2   The Parties each agree and understand that they are each acting as independent contractors and nothing contained herein shall be construed to be inconsistent with such relationship or status.  Under no circumstances, shall either Party be considered an agent, representative or employee of the other Party.  This Agreement shall not constitute, create, nor in any way be interpreted as giving rise to any joint venture, partnership, profit-sharing, or other similar business relationship of any kind between the Parties.

18.0   Representations, Warranties, Disclaimer; Assumption of Risk and Release

18.1   University represents and warrants that it has the right to grant the License in and to Licensed Patents and to disclose the Technical Information set forth in this Agreement.

18.2   FOR PURPOSES OF ARTICLE 18.0 OF THIS AGREEMENT, “SUBJECT MATTER” MEANS ALL LICENSED SUBJECT MATTER, LICENSED PATENTS, INVENTIONS, AND TECHNICAL INFORMATION AND ANY OTHER MATTER RELATING TO THE FOREGOING.  THE SUBJECT MATTER IS PRELIMINARY AND EXPERIMENTAL IN NATURE.  LICENSEE HAS BEEN PROVIDED A FULL OPPORTUNITY TO REVIEW AND INQUIRE ABOUT THE SUBJECT MATTER PRIOR TO USE AND ENTERING INTO THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY MAKES NO REPRESENTATIONS AND DISCLAIMS:  ALL WARRANTIES, BOTH EXPRESS AND IMPLIED, WITH RESPECT TO THE UTILITY, PATENTABILITY, SAFETY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SUBJECT MATTER; AND THAT LICENSEE USE OF THE SUBJECT MATTER WILL NOT INFRINGE ANY THIRD PARTY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.  ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE UNIVERSITY FOR DAMAGES, INCLUDING BUT NOT LIMITED TO, INCIDENTAL, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE, OR USE OF THE SUBJECT MATTER ARE DISCLAIMED.  IF LICENSEE UTILIZES ANY OF THE SUBJECT MATTER, LICENSEE DOES SO AT ITS OWN RISK AND RELEASES AND DISCHARGES THE UNIVERSITY, ITS REGENTS, OFFICERS, AGENTS, EMPLOYEES, AND STUDENTS, FROM ALL LOSSES, CLAIMS, DAMAGES, AND EXPENSES (INCLUDING ATTORNEY’S FEES AND LEGAL COSTS) ARISING FROM LICENSEE’S USE OF THE SUBJECT MATTER.  IN NO EVENT SHALL THE UNIVERSITY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE COSTS AND FEES PAID TO UNIVERSITY UNDER THIS AGREEMENT.

19.0   Indemnification

19.1   Except for those matters referred to Article 18.0 and section 19.2 of this Agreement, the Parties agree to defend, indemnify, and hold each other harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) arising from the negligent acts or omissions of their respective officers, employees, and agents acting in the course and scope of their duties under this Agreement.  However, neither Party assumes responsibility for indirect or consequential damages suffered by the other Party or by any person, firm, or corporation not a Party to this Agreement.

19.2   Licensee agrees to defend, indemnify, and hold University harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) resulting from any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any product, process or service made, used, or sold pursuant to any right or license granted under this Agreement, except to the extent attributable to the gross negligence or willful misconduct of the University, its officers, employees, and agents.

19.3   When invoking its rights under sections 19.1 or 19.2 of this Agreement, a Party shall promptly notify the other Party of the action, claim or other matter which gives rise to the defense and indemnity obligation and shall cooperate fully with the defense or settlement of the action, claim or other matter.  The indemnifying Party shall have full control of the defense or settlement of the action, claim or other matter and shall ensure that all indemnified liabilities of the indemnified Party are fully discharged.

20.0   Applicable Laws; Jurisdiction; Venue

20.1   Licensee agrees to abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of any intellectual property or other rights transferred to Licensee under this Agreement or under any other agreement entered into pursuant to this Agreement.

20.2   Licensee understands that the University is subject to the laws and regulations of the United States, including the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that the University’s obligations hereunder are contingent upon compliance with all applicable laws and regulations, including those for export control.  Licensee understands that any transfer of any intellectual property or other rights to Licensee under this Agreement or under any other agreement entered into pursuant to this Agreement, including transfers to Licensee’s Affiliates and permitted uses by certain third parties, may require a license from a cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not transfer data or commodities to certain foreign countries without the prior approval of an appropriate agency of the United States government.  The University neither represents that any such export license shall not be required, nor that, if required, it shall be issued.

20.3   This Agreement shall be governed by and enforced according to the laws of the State of Washington, without giving effect to its or any other jurisdiction’s choice of law provisions, and the Superior Court of Washington for King County shall have exclusive jurisdiction and venue of all disputes arising under this Agreement, except that in any case where the courts of the United States shall have exclusive jurisdiction over the subject matter of the dispute, the United States District Court for the Western District of Washington, Seattle division, shall have exclusive jurisdiction and venue.

21.0   Attorney’s Fees

The prevailing Party in any action sought to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to its reasonable attorney’s fees and costs, including any appeals thereon, as determined by a court in conjunction with any such legal proceeding.

22.0   Insurance

22.1   Licensee shall maintain general liability insurance including product liability and contractual liability coverage in such commercially reasonable amounts and with such qualified commercial insurers as are reasonably acceptable to University, but in no event less than one (1) million dollars.  Licensee must declare whether the insurance is provided on a “claims-made” form and must notify University if coverage is canceled.

22.2   Licensee shall issue irrevocable instructions to its insurance agent and to the issuing company to notify University of any discontinuance or lapse of such insurance not less than thirty (30) days prior to the time that any such discontinuance or lapse is due to become effective.  Licensee shall provide University a copy of such instructions upon their transmittal to the insurance agent and issuing company.  Licensee shall further provide University, at least annually, proof of continued coverage.

23.0   Confidential Information

23.1   For purposes of this Agreement, “Confidential Information” shall mean:  (i) all non-public information pertaining to any Invention or to the Licensed Subject Matter in written, graphic, oral or other tangible form, including without limitation all data, algorithms, formulae, techniques, improvements, technical drawings, computer software and materials; or (ii) Confidential Information as defined in the Sponsored Research Agreement.

23.2   Notwithstanding any other provisions of this Article 23.0 of this Agreement, a Party shall be free from any obligations of confidentiality hereunder regarding any information which is or becomes:

23.2.1          already known to such Party, other than under an obligation of confidentiality, at the time of disclosure;

23.2.2          generally available to the public or otherwise part of the public domain at the time of disclosure to such Party;

23.2.3          generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of such Party in breach of this Agreement or other agreement or legal obligation;

23.2.4          subsequently lawfully disclosed to such Party by a third party under no obligation of confidentiality to the other Party;

23.2.5          independently developed by such Party as documented by written evidence;

23.2.6          approved for release by written authorization of the other Party;

23.2.7          furnished to a third party by the other Party without a similar restriction on the third party’s rights; or

23.2.8          disclosed pursuant to the requirement of a governmental agency or was legally required to be disclosed, including with respect to the University, disclosures of public records pursuant to RCW 42.17.250 et seq., and any administrative rules adopted pursuant thereto.

23.3   Subject to the University’s publications rights set forth in Article 5.0 of the Sponsored Research Agreement and the limitations of Sections 4.2 and 4.7 of the Sponsored Research Agreement, the University and Licensee agree not to engage in unauthorized disclosure or use of Confidential Information and to take reasonable measures to prevent unauthorized disclosure and use of Confidential Information, including without limitation taking reasonable measures to prevent creating a premature bar to a United States or foreign patent application.  Each Party shall limit access to Confidential Information received from the other Party to those persons having a need to know in connection with the Licensed Subject Matter or in the operation of the business of the Company and shall use reasonable efforts to ensure that any such person receiving Confidential Information understands its confidential nature and agrees not to make unauthorized disclosure or use thereof.  Each Party further agrees to employ no less than the same measures to protect Confidential Information that it uses to protect its own valuable information.

23.4   The Parties will take reasonable measures to mark and identify all Confidential Information as confidential.  Confidential Information disclosed in oral form shall be identified as such by the disclosing Party to the other Party in writing within thirty (30) days of any such disclosure.  Information that is not marked or not identified in writing as confidential within such period shall not be Confidential Information.  Upon termination of this Agreement and to the extent otherwise consistent with this Agreement, any Confidential Information of the disclosing Party shall be promptly returned or destroyed upon written request of the disclosing Party.

23.5   In no event shall the obligations of confidentiality set forth in this Agreement be construed to limit either Party’s right to independently develop products or conduct research without the use of the other Party’s Confidential Information, except as may be expressly limited by this Agreement or any other applicable agreements between the Parties.

23.6   The Parties agree that, unless otherwise mutually agreed to in writing, the obligations regarding nondisclosure, protection and nonuse of Confidential Information set forth in this Agreement shall, in any event, end three (3) years after disclosure of Confidential Information.

24.0   General

24.1   If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

24.2   No omission or delay of either Party hereto in requiring due and punctual fulfillment of the obligations of any other Party hereto shall be deemed to constitute a waiver by such Party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

24.3   No amendment or modification hereof shall be valid or binding upon the Parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Licensee.

24.4   This Agreement, and any rights or obligations hereunder, may be assigned by the University but shall not be assigned, transferred or delegated in whole or in part by Licensee, whether by a merger, a sale of assets, or in any other manner, except with the University’s express written approval.  Any attempted assignment, transfer or delegation in breach of this provision shall be deemed to be void and of no effect, and shall entitle the University to terminate this Agreement upon written notice to Licensee.  Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the Parties’ successors and lawful assigns.

24.5   The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

24.6   This Agreement, the exhibits attached hereto, and the Sponsored Research Agreement embody the entire understanding of the Parties and supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof.

24.7   Nonperformance by a Party, other than payment of any amounts due hereunder by Licensee, shall not operate as a default under or breach of the terms of this Agreement to the extent and for so long any such nonperformance is due to:  strikes or other labor disputes; prevention or prohibition by law; the loss or injury to products in transit; an Act of God; or war or other cause beyond the control of such Party.

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          The University and Licensee, each agreeing to be bound hereby, do hereby assent to the above Agreement by the signatures of their duly-authorized representatives.

	The University of Washington		Lumera Corporation
By:	/s/ Robert C. Miller	By:	/s/ Todd R. McIntyre

Name:	Robert C. Miller	Name:	Todd R. McIntyre

Title:	Vice Provost	Title:	Vice President

Date:	October 20, 2000	Date:	October 20, 2000